Contact: Robert E. Rout

724-465-1487

TO BE RELEASED:

Tuesday, January 21, 2003

at 8:00 a.m.

S&T Bancorp, Inc. Announces Record Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp today announced record earnings for the fourth quarter and the year ending December 31, 2002. Diluted earnings per share increased 9 percent in the fourth quarter to $0.48 per share from $0.44 per share in 2001. Net income also increased 9 percent to $12.9 million from $11.9 million in the year ago period.

For the year ending December 31, 2002, diluted earnings per share increased 3 percent to $1.81 from $1.75 in 2001. Net income increased 3 percent to $48.6 million from $47.3 million in 2001. Return on average assets and return on average equity for 2002 was 1.94 percent and 16.15 percent, respectively. Excluding the effects of unrealized gains in the investment portfolios, return on average equity was 17.88 percent.

James C. Miller, president and chief executive officer stated, "I am extremely pleased with the success of several 2002 strategic initiatives which included the acquisitions of Peoples Financial Corporation and Evergreen Insurance. The integration of both acquisitions went very smoothly, and early financial results from these acquisitions are meeting or exceeding expectations. The positive impact of the acquisitions, combined with a resurgence of loan activity in the second half of the year, provided an encouraging trend in earnings the past two quarters, following relatively flat performances in the first half of this year."

Peoples Financial Corporation was a $330 million community bank with seven offices in Armstrong, Butler, Clarion and Indiana Counties. Evergreen Insurance is a full-service agency with offices located in Ebensburg and Greensburg, Pennsylvania. Both mergers were completed in the third quarter of 2002.

Net interest income on a fully taxable equivalent basis increased $4.3 million or 19 percent in the fourth quarter of 2002, as compared to the fourth quarter of 2001. For the year, net interest income on a fully taxable equivalent basis was $97.8 million in 2002 and $92.9 million in 2001. The net interest margin remained relatively stable at 4.21 percent in 2002, as compared to 4.29 percent in 2001. Contributing to the improvement in net interest income was a $186.6 million of non-merger related growth in commercial loans, a $0.5 million decrease to delinquent interest and the acquisition of Peoples Financial Corporation.

Also affecting year to year comparisons is a one-time pre-tax extraordinary loss of $2.9 million ($1.9 million after tax, or $.07 per share) that was incurred in the third quarter of 2001 for early prepayment of some callable long-term debt. This strategy was implemented in order to mitigate sensitivity to falling interest rates and also contributed to the improvement in 2002 net interest income.

Noninterest income for the fourth quarter of 2002, excluding gains on the sale of investment securities, increased $1.6 million, or 27 percent, as compared to the same period last year. Year to date noninterest income increased $4.1 million or 19 percent. Mortgage banking, insurance, cash management, retail banking and letters of credit all had record performances.

Investment security gains for the fourth quarter 2002 were $1.4 million, a slight decrease from the same period of 2001. For the full year 2002, investment security gains were $7.1 million, or $2.6 million less than 2001, as a result of reduced market opportunities for the equity portfolio of S&T. The equity portfolio has a combined market value of $71.8 million and unrealized gains of $21.6 million.

Noninterest expense increases for the fourth quarter and for the full year reflect the increased organizational size following the Peoples Financial Corporation and Evergreen Insurance mergers, higher medical and pension plan costs, as well as normal increases due to the expansion of business activities. The efficiency ratio, which measures noninterest expense to core revenue, was 42 percent in 2002, as compared to 41 percent in 2001, including $0.6 million of one-time merger related expense in 2002.

Total assets approximated $2.8 billion at December 31, 2002 resulting in a 20 percent increase from $2.4 billion at December 31, 2001. During 2002, loans increased $356.1 million and deposits increased $314.8 million. Included in those increases are the acquired loans and deposits of Peoples Financial Corporation of $237.4 million and $292.7 million, respectively. Without the effects of loans acquired via the merger, S&T generated $118.7 million of internal net loan growth primarily in commercial loans, offset by a decrease in residential mortgage balances as borrowers refinanced portfolio mortgages into the secondary mortgage market. Deposit growth was more modest, but included a significant shift from certificates of deposit to lower cost checking, savings and money market accounts, benefiting net interest income.

Asset quality measurements for 2002 remained relatively stable, despite the recessionary economic environment. Nonperforming assets totaled $8.0 million or 0.28 percent of total assets at December 31, 2002, as compared to $10.0 million or 0.42 percent for the same period last year. Loan net charge-offs for 2002 were $6.0 million or 0.34 percent of average loans. Included in the net charge-offs is $1.7 million incurred during the fourth quarter 2002 for a commercial real estate loan and $0.5 million for a loan that was previously placed into nonperforming status and partially charged-off. The additional charge was made to reflect the fair market value decline of the collateral during this period of economic recession. Provision expense for loan losses was $7.8 million in 2002 and $5.0 million in 2001. The allowance for loan losses at December 31, 2002 was $30.1 million or 1.51 percent of total loans as compared to $26.9 million or 1.64 percent at December 31, 2001. The decrease in the allowance for loan losses as a percent of total loans is a result of internal loan growth and acquiring a $237.4 million loan portfolio in the Peoples Financial Corporation merger. The acquired portfolio was primarily 1-4 family residential and consumer installment loans with a lower credit risk profile and allowance coverage of 0.60 percent.

S&T Bancorp, Inc. increased its common stock quarterly dividend to $.25 per share on December 16, 2002 and is payable on January 24, 2003 to shareholders of record as of December 31, 2002. This dividend represents a 4 percent increase over the $.24 per share quarterly dividend declared a year ago and a 4 percent projected yield utilizing the December 31, 2002 closing market price of $25.05. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2003 of 1 million shares, or approximately 4 percent of shares outstanding.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Butler, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.8 billion, S&T Bancorp, Inc. stock trades on the Nasdaq National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.